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                                                                   Exhibit 10.1

                       American International Group, Inc.
                        Summary of Director Compensation

The following non-employee director compensation arrangements will take effect as of January 1, 2006:

1. Annual cash retainer for all non-employee directors of $75,000, payable in four equal installments at the beginning of each quarter. No attendance fees will be paid for Board meetings, including executive sessions.

2. Additional cash retainer and meeting fees for non-employee members of standing committees as follows:

    - Annual retainer for the Chairman of the Audit Committee: $25,000

    - Annual retainer for other committee Chairmen: $15,000

    - Annual retainer for non-Chairmen committee members: $5,000 per committee

    - Meeting fees: $1,500 per meeting

3. Additional cash retainer for the Chairman of the Board of $150,000, payable in four equal installments at the beginning of each quarter. As an ex officio member of all standing committees, the Chairman of the Board will not receive any committee annual retainers or meeting fees.

4. Equity grants of 1,000 AIG shares annually. Annual grants will be made in four equal installments at the beginning of each quarter, but receipt will be deferred until retirement from the Board pursuant to the AIG Director Stock Plan.

5. Option grants relating to 2,500 AIG shares annually. Annual grants will be made on the date of the Annual Meeting pursuant to the AIG Amended and Restated 1999 Stock Option Plan.